ZALICUS

ZALICUS PROVIDES ONCOLOGY RESEARCH COLLABORATION UPDATE

CAMBRIDGE, Mass. – April 26, 2012 – Zalicus Inc. (NASDAQ: ZLCS) provided an update today on its research collaboration with Novartis, based on its combination High Throughput Screening (cHTS) platform.

Based on the success of the collaboration up to this point, Novartis has exercised its second option to extend its oncology discovery research collaboration with Zalicus for an additional contract year, through April 2013.

“The extension of our alliance with Novartis confirms the value of the cHTS discovery technology to the advancement of novel treatments for cancer,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and have entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its combination drug discovery technology, cHTS, and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Gina Nugent 617-460-3579 gnugent@zalicus.com

(c) 2012 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com